EXHIBIT 99.1
CONFIDENTIAL DRAFT: NOT FOR IMMEDIATE RELEASE
RHI ENTERTAINMENT ANNOUNCES RESULTS FOR THE THIRD QUARTER
AND NINE MONTHS ENDED SEPTEMBER 30, 2008
•	Total revenue for the third quarter increased 86 percent to $53.5 million, compared to $28.7 million in the year-ago quarter. Year-to-date revenue increased 120 percent to $129.2 million, compared to $58.7 million in the year ago period.

•	Production revenue for the third quarter increased 52 percent to $21.8 million, compared to $14.4 million in the year-ago quarter. Year-to-date production revenue increased 27 percent to $29.4 million, compared to $23.1 million in the year-ago period.

•	Library revenue for the third quarter increased 121 percent to $31.7 million, versus $14.3 million in the year-ago quarter. Year-to-date library revenue increased 180 percent to $99.8 million, compared to $35.6 million in the year-ago period.

•	Adjusted EBITDA totaled $8.5 million in the third quarter, compared to a loss of $28.7 million in the year-ago quarter. Year-to-date Adjusted EBITDA totaled a loss of $10.4 million, compared to a loss of $92.8 million in the year-ago period.

•	Net Loss for the third quarter totaled $3.5 million, compared to a Net Loss of $12.4 million during the year-ago quarter. Year-to-date Net Loss totaled $29.5 million, compared to a loss of $62.6 million during the year-ago period.
New York, NY — November 6, 2008 — RHI Entertainment, Inc. (NASDAQ: RHIE), a leading developer, producer, and distributor of new made-for-television (MFT) movies, miniseries, and other television programming, today reported its financial results for the third quarter and nine months ended September 30, 2008.
“Our film library and unique production model positioned us well for another quarter of solid revenue growth and meaningful improvements in Adjusted EBITDA,” said Robert Halmi, Jr., President, Chief Executive Officer and Chairman of the Board of RHI Entertainment, Inc. “We continued to see demand for both our library and original film product. This speaks to our production model, which is built to deliver quality content at attractive prices.”
Mr. Halmi continued, “Current economic conditions have presented challenges for all companies, RHI included. As a result, the number of productions we will deliver in 2008 will be reduced to between 30 and 35 films. We are closely monitoring factors such as reduced television advertising spending in the fourth quarter of 2008 and the first half of 2009 and the potential impact that this could have on the demand for, and pricing of, our film content and the distribution of our programming. At the same time, we are closely managing our operations and carefully reviewing costs to ensure we have the appropriate resources and sufficient liquidity to bring about long-term growth.”
Three Months Ended September 30, 2008:
Revenue for the three months ended September 30, 2008 grew 86 percent to $53.5 million, compared to $28.7 million for the three months ended September 30, 2007, primarily driven by increased library revenue during the quarter.
Library revenue increased approximately 121 percent to $31.7 million, compared to $14.3 million in the year-ago quarter, primarily due to increased demand for the Company’s library product. During 2008, RHI recorded a higher percentage of its annual revenue in each of the first three quarters as compared to prior years.
Production revenue was $21.8 million, compared to $14.4 million during the third quarter of 2007. The increase is primarily attributable to the delivery of an additional mini-series during the quarter ended September 30, 2008 as compared to the same period in 2007.
Cost of sales were $38.2 million in the third quarter, up from $18.0 million in the year-ago quarter. The gross profit margin for the quarter decreased 8 percent year over year to 29 percent, largely as a result of the mix of films for which revenue was recognized in each period. Amortization is on a film-by-film basis and some of the films for which revenue is recognized during the quarter ended September 30, 2008 had higher rates of amortization than those in the same period of 2007.
Adjusted EBITDA totaled $8.5 million for the third quarter of 2008 compared with a loss of $28.7 million in the prior-year quarter. The increase is primarily attributable to the increase in production and library revenue during the third quarter of 2008 and reduced spending given the smaller 2008 film slate.
Net Loss for the quarter totaled $3.5 million compared with a loss of $12.4 million during the year-ago quarter. Loss per share for the third quarter of 2008 was $0.26.
Nine Months Ended September 30, 2008:
Total revenue for the nine months ended September 30, 2008 was $129.2 million, up 120 percent from $58.7 million during the same period of 2007 primarily driven by increased library revenue during the quarter.
Library revenue, the main contributor to total revenue growth, was $99.8 million, versus $35.6 million during the same period of 2007. This increase of approximately 180 percent was primarily due to increased demand for RHI’s library product and additional revenue related to the distribution of programming on ION Media Networks (ION), which increased $9.6 million during the nine months ended September 30, 2008, compared to the year-ago period. The arrangement with ION did not commence until late June 2007 and, consequently, there was less revenue during the comparable period of 2007. As noted above, RHI recorded a higher percentage of its annual revenue in each of the first three quarters of 2008 as compared to prior years.
Production revenue totaled $29.4 million, compared to $23.1 million in the year-ago period. The increase is primarily attributable to the delivery of an additional mini-series during the nine months ended September 30, 2008 as compared to the same period in 2007.
Cost of sales for the nine months ended September 30, 2008 was $88.9 million, compared to $36.9 million in the same period of 2007. Gross profit percentage for the first nine months of 2008 decreased to 31 percent from 37 percent primarily as a result of the amortization of the minimum guarantee payment to ION and the mix of films for which revenue was recognized in each period. Amortization is on a film-by-film basis and some of the films for which revenue is recognized year-to-date 2008 have had higher rates of amortization than those in the same period of 2007.
The Company reported an Adjusted EBITDA loss of $10.4 million for the first nine months of 2008, compared with a loss of $92.8 million for the same period in 2007, largely driven by increased production and library revenue and reduced spending given the smaller 2008 film slate.
Net Loss for the nine months ended September 30, 2008 totaled $29.5 million, compared to a loss of $62.6 million during the same period of 2007. Loss per share for the first nine months of 2008 was $0.54 and only relates to the period from June 23, 2008 through September 30, 2008 (successor) subsequent to the initial public offering.
Liquidity and Capital Resources
As of September 30, 2008, RHI Entertainment’s credit facilities included: (i) two first lien facilities, a $175.0 million term loan and a $350.0 million revolving credit facility; and (ii) a $75.0 million senior second lien term loan. As of September 30, 2008, all of its debt outstanding was variable rate and totaled $568.8 million. To manage the related interest rate risk, the Company has entered into interest rate swap agreements. As of September 30, 2008, the Company had floating to fixed interest rate swaps outstanding in the notional amount of $435.0 million, effectively converting that amount of debt from variable rate to fixed rate.
As of September 30 2008, the Company had $6.7 million of cash compared to $1.4 million of cash at December 31, 2007. As of September 30, 2008, the Company had

$27.8 million available under its revolving credit facility, net of an outstanding letter of credit, subject to the terms and conditions of that facility.
Historically, the Company has financed its operations with funds from operations, capital contributions from its owners and the use of credit facilities. Additionally, from time-to-time, the Company may seek additional capital through the incurrence of debt, the issuance of equity or other financing alternatives. Given current credit market conditions, the Company’s ability to secure additional capital may be significantly more difficult than it has been in the past.
Continued turbulence in the U.S. and international financial markets and economies may adversely affect the Company’s liquidity and financial condition and the liquidity and financial condition of its distribution, production and business partners. If these market conditions continue, they may limit the Company’s ability, and the ability of its distribution, production and business partners, to timely replace maturing liabilities and access the capital markets to meet liquidity needs, resulting in an adverse effect on the Company’s financial condition and results of operations.
Interest expense, which is net of capitalized interest and includes amortization of debt issuance costs, totaled $9.9 million for the three months ended September 30, 2008 and $32.2 million for the nine months ended September 30, 2008. A substantial portion of the Company’s cash flow from operations must be used to pay its interest expense and will not be available for other business purposes.
Conference Call & Webcast
RHI’s senior management will host a conference call to discuss its third quarter 2008 financial results on Thursday, November 6, 2008 at 5:00 pm ET. Interested parties in the United States and Canada may dial (866) 406-5408. Those participants outside of the U.S. and Canada may dial (973) 582-2770. The conference call I.D. is 68487067.
A replay of the earnings call will be available beginning two hours after the completion of the call on Thursday, November 6, 2008 through November 20, 2008. To hear the replay, callers in the U.S. and Canada may dial (800) 642-1687 and international callers may dial (706) 645-9291. The conference call ID number is 68487067.
This call is also available as a live webcast and can be accessed at RHI Entertainment’s Investor Relations Web site at http://ir.rhitv.com.
About RHI Entertainment
RHI Entertainment, Inc. (NASDAQ: RHIE) develops, produces and distributes new made-for-television movies, miniseries and other television programming worldwide, and is the leading provider of new long-form television content in the United States. Under the leadership of Robert Halmi, Sr. and Robert Halmi, Jr., RHI has produced and distributed thousands of hours of quality television programming, and RHI’s productions have received more than 100 Emmy Awards. During 2007, RHI developed, produced and distributed 43 new television movies and miniseries to broadcast and cable networks around the world. In addition to the development, production and distribution of new content, RHI owns rights to approximately 1,000 titles, or over 3,500 broadcast hours of long-form television programming, which are licensed to broadcast and cable networks and new media outlets globally.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding RHI Entertainment, Inc.’s anticipated growth, future operating results and ability to secure additional capital and liquidity. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by RHI Entertainment, Inc., as well as from risks and uncertainties beyond RHI Entertainment, Inc.’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant customers and distributors, receipt of payment for license fees from our customers and distributors, the ability to attract new customers, penetrate new markets and distribution channels and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new distribution platforms, the ability to adequately protect our intellectual property, and general economic conditions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in RHI Entertainment, Inc.’s prospectus dated June 17, 2008 and the Company’s other public filings with the Securities and Exchange Commission. These forward-looking statements reflect RHI Entertainment, Inc.’s expectations as of the date of this release. RHI Entertainment, Inc. undertakes no obligation to update the information provided herein.

RHI ENTERTAINMENT, INC.
Financial Highlights
(In millions)

	Three Months ended	Three Months ended
	September 30, 2008	September 30, 2007	% Change
Production Revenue	$21.8	$14.4	52%
Library Revenue	31.7	14.3	121%
Total Revenue	53.5	28.7	86%
Gross Profit %	29%	37%	(8)%
Net Loss	(3.5)	(12.4)	N/A
Adjusted EBITDA	$8.5	$(28.7)	N/A

	Nine Months ended	Nine Months ended
	September 30, 2008	September 30, 2007	% Change
Production Revenue	$29.4	$23.1	27%
Library Revenue	99.8	35.6	180%
Total Revenue	129.2	58.7	120%
Gross Profit %	31%	37%	(6)%
Net Loss	(29.5)	(62.6)	N/A
Adjusted EBITDA	$(10.4)	$(92.8)	N/A

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2008	2007

	Successor	Predecessor
Revenue
Production revenue	$21,833	$14,398
Library revenue	31,693	14,349

Total revenue	53,526	28,747
Cost of sales	38,247	18,014

Gross profit	15,279	10,733
Other costs and expenses:
Selling, general and administrative	9,814	9,125
Amortization of intangible assets	314	332
Fees paid to related parties:
Management fees	—	150

Income (loss) from operations	5,151	1,126
Other (expense) income:
Interest expense, net	(9,855)	(13,361)
Interest income	17	51
Other (expense) income, net	(1,001)	262

Loss before income taxes and non-controlling interest in loss of consolidated entity	(5,688)	(11,922)
Income tax provision	(389)	(475)

Loss before non-controlling interest in loss of consolidated entity	(6,077)	(12,397)
Non-controlling interest in loss of consolidated entity	2,570	—

Net loss	$(3,507)	$(12,397)

Basic and diluted loss per share	$(0.26)	N/A

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Period from	Period from	Nine Months	Nine Months
	June 23, 2008	January 1, 2008	Ended	Ended
	to September 30,	to June 22,	September 30,	September 30,
	2008	2008	2008	2007

	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined (1)	Predecessor
Revenue
Production revenue	$22,765	$6,602	$29,367	$23,080
Library revenue	33,182	66,643	99,825	35,644

Total revenue	55,947	73,245	129,192	58,724
Cost of sales	39,550	49,396	88,946	36,895

Gross profit	16,397	23,849	40,246	21,829
Other costs and expenses:
Selling, general and administrative	10,546	25,802	36,348	29,746
Amortization of intangible assets	350	671	1,021	996
Fees paid to related parties:
Management fees	—	287	287	450
Termination fee	6,000	—	6,000	—

Loss from operations	(499)	(2,911)	(3,410)	(9,363)
Other (expense) income:
Interest expense, net	(10,674)	(21,559)	(32,233)	(39,100)
Interest income	20	34	54	154
Loss on extinguishment of debt	—	—	—	(17,297)
Other income, net	(934)	706	(228)	645

Loss before income taxes and non-controlling interest in loss of consolidated entity	(12,087)	(23,730)	(35,817)	(64,961)
Income tax (provision) benefit	(472)	1,518	1,046	2,325

Loss before non-controlling interest in loss of consolidated entity	(12,559)	(22,212)	(34,771)	(62,636)
Non-controlling interest in loss of consolidated entity	5,312	—	5,312	—

Net loss	$(7,247)	$(22,212)	$(29,459)	$(62,636)

Basic and diluted loss per share	$(0.54)	N/A	N/A	N/A

(1)	Represents the combined results for the Predecessor and Successor period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. We believe the combined results help to provide a presentation of our results for comparability purposes.

RHI ENTERTAINMENT, INC.
Unaudited Adjusted EBITDA
(In thousands)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

	Successor	Predecessor	Combined (1)	Predecessor
Net loss	$(3,507)	$(12,397)	$(29,459)	$(62,636)
Non-controlling interest	(2,570)	—	(5,312)	—
Interest expense, net	9,855	13,361	32,233	39,100
Income tax expense (benefit).	389	475	(1,046)	(2,325)
Depreciation of fixed assets.	52	52	149	155
Amortization of film production costs	33,274	13,098	77,887	29,094
Amortization of intangible assets	314	332	1,021	996
Capitalized film production costs	(29,352)	(43,593)	(91,854)	(118,112)
Financing-related expenses	—	—	6,000	3,650
Loss on extinguishment of debt	—	—	—	17,297
Adjusted EBITDA (2)	$8,455	$(28,672)	$(10,381)	$(92,781)

(1)	Represents the combined results for the Predecessor and Successor period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. We believe the combined results help to provide a presentation of our results for comparability purposes.

(2)	Adjusted EBITDA represents net loss before non-controlling interest in loss of consolidated entity, interest expense, net, income tax (benefit) expense, depreciation of fixed assets, amortization of film production costs, amortization of intangible assets and any loss on extinguishment of debt and financing-related expenses, reduced by our capitalized film production costs net of changes in accrued film production costs during the applicable period. We deduct our capitalized film production costs net of changes in accrued film production costs because we consider our film production spending to be a material aspect of our ongoing operating performance. We add back any loss on extinguishment of debt and financing-related expenses because we do not consider it to be a material aspect of our ongoing operating performance.
We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe a comparable measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present Adjusted EBITDA or a comparable measure when reporting their results. We also use Adjusted EBITDA for the following purposes: our management uses Adjusted EBITDA to assess our operating performance; our compensation committee judges the performance of our executives and calculates their compensation, at least in part, based on our Adjusted EBITDA performance; and Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.
Adjusted EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA has limitations as an analytical tool, is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.
You are encouraged to evaluate such adjustments and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to, among others, the following limitations:
•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	although depreciation and certain amortization expenses are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. See the statements of cash flows included in our consolidated financial statements.

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	September 30,	December 31,
	2008	2007

	Successor	Predecessor

ASSETS
Cash	$6,701	$1,407
Accounts receivable, net of allowance for doubtful accounts and discount to present value of $12,179 and $6,311, respectively	136,161	113,759
Film production costs, net	793,196	754,337
Property and equipment, net	407	399
Prepaid and other assets, net	31,379	20,055
Intangible assets, net	2,579	3,600
Goodwill	59,838	59,838

Total assets	$1,030,261	$953,395

LIABILITIES AND STOCKHOLDERS’/MEMBER’S EQUITY
Accounts payable and accrued liabilities	$43,868	$40,172
Accrued film production costs	157,548	132,656
Debt	568,789	655,951
Deferred revenue	25,245	24,203
Non-controlling interest in consolidated entity	99,325	—

Total liabilities	894,775	852,982

Member’s equity	—	112,270
Stockholders’ equity
Common stock, par value $0.01 per share;125,000 shares authorized and 13,500 shares issued and outstanding	135	—
Additional paid-in capital	149,269	—
Retained deficit	(7,247)	—
Accumulated other comprehensive loss	(6,671)	(11,857)

Total stockholders’ / member’s equity	135,486	100,413

Total liabilities and stockholders’ / member’s equity	$1,030,261	$953,395

RHI ENTERTAINMENT, INC.
Unaudited Selected Cash Flow Information
(In thousands)

	Period from	Period from	Nine Months	Nine Months
	June 23, 2008	January 1,	Ended	Ended
	to September 30,	2008 to June 22,	September 30,	September 30,
	2008	2008	2008	2007

	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined	Predecessor

Net cash used in operating activities	$(30,574)	$(32,331)	$(62,905)	$(103,353)
Net cash used in investing activities	(77)	(81)	(158)	(125)
Net cash provided by financing activities	3,837	64,520	68,357	103,801
Cash (end of period)	6,701	33,515	6,701	4,074
Contacts:
Investors
Erica Bartsch
Sloane & Company
Ebartsch@Sloanepr.com
212-446-1875
Media
Elizabeth Fluke
Sloane & Company
Efluke@Sloanepr.com
212-446-1887